UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549-1004
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) May 22, 2008
GENERAL MOTORS CORPORATION
(Exact Name of Registrant as Specified in its Charter)

1-143	DELAWARE	38-0572515
(Commission File Number)	(State or other jurisdiction of	(I.R.S. Employer
	incorporation)	Identification No.)

300 Renaissance Center, Detroit, Michigan	48265-3000
(Address of Principal Executive Offices)	(Zip Code)
(313) 556-5000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17-CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS
SIGNATURES

ITEM 8.01 OTHER EVENTS
The final United Auto Workers local union ratified a new labor agreement with American Axle on May 22, 2008, ending a work stoppage that affected approximately 30 GM plants in North America.
As previously disclosed, the work stoppage at American Axle resulted in a loss of approximately 100,000 production units in the first quarter of 2008, which had an estimated impact on earnings before tax of approximately $0.8 billion.
In the second quarter, the American Axle strike is expected to result in the loss of an additional 230,000 production units, which is estimated to have an earnings before tax impact of approximately $1.8 billion. We anticipate only a portion of this lost production will be recovered, due to the current economic environment in the United States and to the market shift away from the types of vehicles that were impacted by the action at American Axle.
GM previously disclosed that it had agreed to provide American Axle upfront support capped at $200 million to help fund employee buyouts, early retirements and buydowns to facilitate a settlement of the work stoppage. Final negotiations resulted in total support of $215 million.
In addition, several other GM plants have been idled by work stoppages associated with finalizing local UAW agreements. These work stoppages are expected to result in the loss of approximately 33,000 production units in the second quarter, which are estimated to have an earnings before tax impact of approximately $0.2 billion. Members of the local union at the Lansing Delta Township plant in Lansing, Michigan have ratified a new local labor agreement and production resumed on May 19. Members of the local union at the Fairfax plant in Kansas City, Kansas have also ratified a new local labor agreement and production resumed on May 22. We plan to recover the lost production due to the impact of the local strikes over the remainder of this year.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL MOTORS CORPORATION (Registrant)
Date: May 23, 2008	By:	/s/ Nick S. Cyprus
Nick S. Cyprus
Controller and Chief Accounting Officer